EXHIBIT 21

                              List of Subsidiaries



                                           JURISDICTION             PERCENT
                                                OF                    OF
           NAME OF CORPORATION             INCORPORATION           OWNERSHIP
------------------------------------    --------------------    ---------------

Winnebago Industries, Inc.                     Iowa                 Parent
Winnebago International Corporation            Iowa                  100%
Winnebago Realty Corporation                   Iowa                  100%
Winnebago Acceptance Corporation               Iowa                  100%
Winnebago R.V., Inc.                         Delaware                100%
Winnebago Industries Europe GmbH              Germany                100%
Cycle-Sat, Inc.                                Iowa                   80%